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                             Schedule of Computation
           Total Return Information for the TIAA Separate Account VA-1
                               Stock Index Account


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
                                         January 1, 2000             January 1, 1996    74 months (From November 1, 1994
                                                to                          to           Commencement of operations to
                                        December 31, 2000           December 31, 2000         December 31, 2000)
                                        -----------------           -----------------         ------------------
Hypothetical initial
payment of $1,000 (P)                       $     1,000                $     1,000               $     1,000

Accumulation unit value:

        At start of period (A)              $   81.7510                $   34.4112               $   25.8318

        At end of period (B)                $   75.3923                $   75.3923               $   75.3923

Ending value of
hypothetical investment
(EV) = P x (B/A)                            $    922.22                $  2,190.92               $  2,918.58

Cumulative rate of total
return = {(EV/P) - 1} x 100                       (7.78)%                   119.09%                   191.86%

Number of years in period
(n)                                                   1                          5                      6.17

Net change factor (1 +T) =
EV/P                                              .9222                     2.1909                    2.9186

Average annual compound
rate of total return (T)                          (7.78)%                    16.98%                    18.95%
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